Exhibit 99.6

CONSENT TO BE NAMED A DIRECTOR OF META FINANCIAL GROUP, INC.

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 (Registration No. 333-223769) of Meta Financial Group, Inc. (the “Company”), and any amendments thereto (the “Registration Statement”), as a person who is proposed to become a director of the Company upon effectiveness of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of January 9, 2018, by and among the Company, MetaBank, Crestmark Bancorp, Inc. and Crestmark Bank), and to the filing of this consent as an exhibit to the Registration Statement.

Date: April 20, 2018

	By:	/s/ Michael R. Kramer
Michael R. Kramer